Exhibit 99.1

FROM:	GREENHOUSE HOLDINGS, INC.
(OTCBB: GRHU)
5171 Santa Fe Street, Suite I
San Diego, CA 92109

FOR IMMEDIATE RELEASE

GreenHouse Single Family Residence Energy Efficiency Products Experiencing Record Growth in Sales

San Diego, CA March 3, 2011 -- GreenHouse Holdings, Inc. (OTCBB: GRHU) (the “Company”) is experiencing record growth in its single-family residence energy efficiency retrofit business with signed contracts of approximately $6.7 million in 2010, a 23% year over year increase. The trend is continuing with signed contracts in January 2011 showing a greater than 100% increase over signed contracts in January 2010. Historically, the company has recognized revenue on approximately 95% of such signed contracts. The company attributes this growth to a shift over the last couple years in the way homeowners spend on their residences, as well as a tidal wave of affordable sustainable technologies that are now available and have replaced the high priced remodels that fueled the construction industry for years. Low cost energy efficiency remodels that can beautify and save on the bottom line are increasingly becoming the focus of the new growth in the construction industry. The Company, which has primarily focused their residential energy-efficiency business in San Diego County, has now begun expansion into other counties throughout the state with plans to expand nationally in 2011.

GreenHouse offers a wide range of efficiency products for homeowners looking to reduce their energy and water consumption and even remove themselves from the grid.

▪	Coolwall Exterior Coating - an energy efficient paint tested by the D.O.E., reduces the exterior surface temperature by up to 40 degrees and cooling costs by as much as 21.9%.
▪
Greenfiber insulation - pumped into the walls of homes built prior to the inclusion of insulation in the building code, has an extremely low-cost installation and provides 13x the thermal resistance (R value).

▪	Duel paned windows - now far more efficient than the single paned windows of the past, are capable of reducing utility costs by as much as 30%.
▪	Solar PV systems - with state of the art Micro-Inverters that maximize the harvest of available sunlight, can now triple, the R.O.I. as compared to traditional single inverter systems.

The construction industry is beginning to see growth again by providing cost effective services that customers need and are eco friendly such as low flow toilets, tankless hot water heaters, LED lights and solar PV systems. This growth trend is also very helpful to the environment, as an example, the GreenHouse energy efficiency retrofit customers have removed over 300 tons of CO2 from the atmosphere annually while saving an average of 25% on their utility bills. GreenHouse solar customers have also collectively produced 41 megawatt/hours of electricity just since October of 2010, thereby removing over 17 tons of CO2 from the atmosphere.

“The return on investment for energy efficiency remodels is undeniable. With homeowners nationwide tightening their budgets and wanting every dollar to count these types of home improvements make sense,” remarked John Galt, Executive Chairman and CEO for GreenHouse Holdings Inc. “We give discerning homeowners the ability to make their homes more efficient, healthier and beautiful all while knowing they are making fiscally responsible decisions.”

About GreenHouse Holdings, Inc.
GreenHouse Holdings, Inc. is a leading provider of energy efficiency and sustainable facilities solutions. The company designs, engineers and installs disparate products and technologies that enable its clients to reduce their energy costs and carbon footprint. Target markets for GreenHouse’s energy efficiency solutions include residential, commercial and industrial, as well as government and military markets. In addition, the company develops, designs and constructs rapidly deployable, sustainable facilities primarily for use in disaster relief and security in austere regions. For more information, please visit: www.greenhouseintl.com or the GreenHouse YouTube channel at http://www.youtube.com/greenhouseintl or follow GreenHouse on Twitter @greenhouseintl.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements that reflect the Company's current expectation regarding future events. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by GreenHouse Holdings, Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company's expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities.

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